News Release BJ Services Company

4601 Westway Park Blvd.

Houston, Texas 77041

713/462-4239

Contact: Jeff Smith

BJ SERVICES REPORTS FOURTH FISCAL QUARTER

EARNINGS OF $0.57 PER DILUTED SHARE

Houston, Texas. October 30, 2008. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported net income of $168.1 million, or $0.57 per diluted share, for the fourth quarter of fiscal 2008, which ended September 30, 2008. The quarter's diluted earnings per share increased 19% compared to the $0.48 per diluted share reported in the previous quarter and decreased 11% compared to the $0.64 per diluted share for the fourth quarter of fiscal 2007.

Revenue in the fourth quarter of fiscal 2008 was a record $1.53 billion, a 15% increase from the $1.33 billion reported in the previous quarter and a 20% increase from the $1.28 billion reported in the prior year's September quarter, marking the second consecutive quarter of record revenue achievement for the Company. Operating income for the quarter was $261.1 million, a 26% increase compared to $206.9 million for the previous quarter and a 9% decrease compared to $286.2 million reported in the fourth quarter of fiscal 2007. Operating income as a percentage of revenue was 17.1% in the fourth quarter of fiscal 2008, compared to 15.6% in the previous quarter and 22.4% in the comparable quarter of the prior year. The improvement from the prior quarter reflects revenue and profit growth in all reportable segments and the return to normal activity levels in the Canadian market following Spring break-up, while the decline in operating income from the prior year is primarily the result of price declines in the Company's North American pressure pumping operations.

Commenting on the results, Chairman and CEO Bill Stewart said, "Led by strong drilling activity and recent pricing stability, our U.S. pressure pumping operations reported strong quarterly results, despite disruptions caused by Hurricanes Gustav and Ike along the Gulf Coast. Our Canadian pressure pumping operations recovered nicely from Spring break-up, and we also experienced solid sequential revenue growth with operating margin improvement in our International Pressure Pumping business and our Oilfield Services Group. In the U.S., we suffered property damage and repair costs of approximately one million dollars as a result of the storms, and scheduled projects that would have resulted in roughly $18 - 20 million of revenue during the quarter were delayed or canceled due to the storms. We estimate that the storms negatively impacted our quarterly operating results by $0.02 per diluted share.

"The recent drop in commodity prices coupled with uncertainty in the credit markets will likely result in lower drilling activity during fiscal 2009. We expect drilling activity in North America to begin to decline during our first fiscal quarter and anticipate moderate reductions in certain international markets. As a result, we project that our earnings per share for the first fiscal quarter will be $0.48 to $0.51."

During the quarter, debt decreased $44.9 million to $556.3 million and cash and cash equivalents increased $67.8 million to $150.3 million. Uses of cash during the quarter included capital expenditures of $180.9 million and the payment of $14.7 million in dividends. Subsequent to September 30, 2008, the Company purchased 3.5 million shares of its common stock for $44.2 million in open market transactions, at an average price of $12.75 per share. The Company has remaining authorization from its Board of Directors to purchase up to an additional $348 million in treasury stock.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)
Three Months Ended
September 30	June 30
2008	2007	2008
Revenue	$1,529,767	$1,279,313	$1,328,228
Operating Expenses:
Cost of sales and services	1,174,196	910,623	1,032,375
Research and engineering	17,323	18,532	18,563
Marketing	30,907	28,083	29,400
General and administrative	42,344	37,521	40,401
Loss/(gain) on long-lived assets	3,867	(1,645)	631
Total operating expenses	1,268,637	993,114	1,121,370
Operating income	261,130	286,199	206,858
Interest expense	(6,705)	(6,470)	(6,596)
Interest income	528	219	554
Other expense, net	(7,904)	(905)	(3,189)
Income before income taxes	247,049	279,043	197,627
Income taxes	78,954	89,693	55,844
Net income	$168,095	$189,350	$141,783

Earnings Per Share:
Basic	$0.58	$0.65	$0.48
Diluted	$0.57	$0.64	$0.48

Weighted Average Shares Outstanding:
Basic	294,153	291,630	293,892
Diluted	296,050	294,510	296,357

Supplemental Data:
Depreciation and amortization	$ 70,268	$57,914	$ 67,532
Capital expenditures	180,930	208,878	106,502
Debt	556,340	671,028	601,219

Twelve Months Ended September 30
2008	2007
Revenue	$5,426,262	$4,802,409
Operating Expenses:
Cost of sales and services	4,161,128	3,332,620
Research and engineering	71,997	67,536
Marketing	120,903	107,421
General and administrative	161,027	143,992
Loss on long-lived assets	4,110	301
Total operating expenses	4,519,165	3,651,870
Operating income	907,097	1,150,539
Interest expense	(28,112)	(32,731)
Interest income	1,912	1,624
Other expense, net	(12,751)	(6,584)
Income before income taxes	868,146	1,112,848
Income taxes	258,781	359,208
Net income	$ 609,365	$ 753,640

Earnings Per Share:
Basic	$2.08	$2.57
Diluted	$2.06	$2.55

Weighted Average Shares Outstanding:
Basic	293,479	292,757
Diluted	295,766	295,916

Supplemental Data:
Depreciation and amortization	$ 265,466	$ 209,019
Capital expenditures	599,218	752,113

Operating Highlights

Following are the results of operations for the three months ended September 30, 2008, September 30, 2007 and June 30, 2008 and for the twelve months ended September 30, 2008 and 2007:

	Three Months Ended			Twelve Months Ended
	September 30		June 30	September 30
	2008	2007	2008	2008	2007

U.S./Mexico Pressure Pumping Revenue	$765,293	$641,846	$706,689	$2,777,577	$2,562,747
Operating Income	150,235	193,285	146,821	605,594	881,631
Operating Income Margins	20%	30%	21%	22%	34%

Canada Pressure Pumping Revenue	$133,702	$117,838	$ 48,636	$ 442,474	$ 386,547
Operating Income (Loss)	19,463	21,886	(16,595)	34,341	32,493
Operating Income Margins	15%	19%	-34%	8%	8%

International Pressure Pumping Revenue	$355,019	$295,003	$316,922	$1,252,573	$1,074,744
Operating Income	56,645	40,668	45,235	172,519	152,734
Operating Income Margins	16%	14%	14%	14%	14%

Oilfield Services Group Revenue	$275,753	$224,626	$255,981	$ 953,638	$ 778,371
Operating Income	56,442	52,367	49,669	183,913	163,539
Operating Income Margins	20%	23%	19%	19%	21%

Corporate
Operating Loss	$(21,655)	$(22,007)	$(18,272)	$ (89,270)	$ (79,858)

Year in Review

For the fiscal year ended September 30, 2008, consolidated revenue was a record $5.4 billion, increasing 13% from the $4.8 billion generated during fiscal 2007. Earnings per diluted share of $2.06 decreased 19% from the $2.55 reported in fiscal 2007, primarily as a result of lower pricing in North America for pressure pumping products and services.

All of our reporting segments contributed to the fiscal 2008 revenue growth. Revenue from U.S./Mexico Pressure Pumping Services increased 8% from last year as a result of higher activity levels largely offset by lower pricing for our products and services. Revenue from our Canada and International Pressure Pumping Services increased 14% and 17%, respectively. The Canadian increase was primarily attributable to favorable exchange rates and the International increase was the result of increased activity in the Middle East, Asia Pacific and Latin America. During 2008, our Oilfield Services Group's revenue increased 23%, largely as a result of increased international activity and, to a lesser extent, the acquisition of Innicor Subsurface Technologies Inc. in the third fiscal quarter.

September Quarter Review

U.S./Mexico Pressure Pumping Services fourth quarter 2008 revenue of $765.3 million was 8% higher than the June 2008 quarter (sequential) with average active drilling rigs for the same period increasing 6%. Most of the increase was attributable to higher activity in the Rocky Mountains and the Northeast, partially offset by business interruptions along the Gulf Coast due to tropical storm and hurricane activity. Compared to the September 2007 quarter (year over year), revenue increased 19% on a 10% increase in average active drilling rigs. Operating income margin for U.S./Mexico decreased to 20% from 21% in the previous quarter and 30% in the same quarter last year. The lower operating income margin compared to the same quarter of last year was due to lower pricing and increased material, maintenance and fuel costs.

Canada Pressure Pumping Services fourth quarter 2008 revenue of $133.7 million was 175% higher sequentially as the region returned to normal activity levels following the third fiscal quarter Spring break-up period with average drilling rig activity up 156%. Year over year revenue increased 13% with average drilling rig activity increasing 24%. The year over year revenue increased less than rig activity, primarily as a result of lower pricing in fiscal 2008. Operating income margin for the fourth quarter of 2008 was 15%, up from -34% in the previous quarter and down from 19% in the same quarter in the previous year. The margin decline from the same quarter of last year is largely attributable to lower pricing and increased material costs.

International Pressure Pumping Services fourth quarter 2008 revenue of $355.0 million increased 12% sequentially with average active drilling rig levels increasing 1% for the same period. Revenue compared to the same quarter last year increased 20% with average active drilling rig count up 7%. Percentage changes in revenue by region compared to the third quarter of fiscal 2008 and the fourth quarter of fiscal 2007 are as follows:

Region	Sequential	Year Over Year
Europe(1)	1%	20%
Middle East(1)	16%	21%
Asia Pacific	14%	27%
Russia	12%	12%
Latin America(1)	11%	17%
Total	12%	20%

(1) During the second quarter of fiscal 2008, we revised the internal management reporting structure of our pressure pumping operations in Africa, whose results of operations were previously reported in our Europe/Africa operating segment. Our North Africa results, including Algeria and Libya, are now included in our Middle East operating segment, while our West Africa results south of Nigeria, including Angola and Gabon, are now included in our Latin America operating segment. Nigeria and coastal areas north of there remain as part of our Europe operating segment. Prior period results have been revised to conform with the current presentation.

All of our International Pressure Pumping operating segments showed sequential revenue growth, with our Middle East, Asia Pacific and Latin America operations accounting for most of the improvement. The Middle East results reflect a full quarter of vessel operations in India compared to the previous quarter, in which we had an offshore stimulation vessel docked for repairs for most of the period. Activity levels also increased in Algeria, Saudi Arabia and Azerbaijan. Asia Pacific experienced activity-related growth in China, Malaysia and Thailand compared to the prior quarter. Latin America also contributed to the sequential increase, with revenue improvement in Argentina, Brazil and Venezuela.

Year over year, International Pressure Pumping revenue improved 20% with average active drilling rigs increasing 7%. Revenue increased 27% in Asia Pacific, 21% in the Middle East and 17% in Latin America, with average active drilling rigs increasing 11%, 3% and 8%, respectively. The Asia Pacific increase reflects increased activity levels in China, Malaysia, Thailand and New Zealand. The Middle East increase was primarily the result of increased activity in Algeria as well as new service contracts in Kazakhstan and Azerbaijan. Latin America benefited from increased stimulation activity in Venezuela, Brazil and Argentina.

Operating income margin for International Pressure Pumping was 16% for the fourth quarter of fiscal 2008, a sequential increase from 14% reported in both the previous quarter and in the same quarter last year.

During the quarter we recognized a non-cash goodwill impairment charge of $6.1 million related to our Russia operations. With the competitive pressure in the areas in which we operate in Russia, cost inflation, currency risks and concerns over future activity reductions, our analysis indicates that our goodwill associated with Russia might not be recoverable. We also recorded a non-cash pre-tax loss of $2.9 million on the sale of our interest in a Hungarian joint venture operation, and we received a $4.0 million cash settlement in a litigation matter during the quarter. The aggregate impact of these three non-operating items are reflected in Other Expense, net, on our statement of operations, and resulted in a loss of $0.02 per diluted share for the quarter.

Oilfield Services Group fourth quarter 2008 revenue of $275.8 million increased 8% sequentially and increased 23% year over year. Percentage changes in revenue by division compared to the third quarter of fiscal 2008 and the fourth quarter of fiscal 2007 are as follows:

Division	Sequential	Year Over Year
Tubular Services	3%	16%
Process & Pipeline Services	2%	7%
Chemical Services	1%	31%
Completion Tools	81%	110%
Completion Fluids	-25%	-8%
Total	8%	23%

All of our Oilfield Services Group's operating segments except Completion Fluids reported sequential revenue improvement in the fourth quarter of fiscal 2008. Completion Tools showed an 81% increase in revenue, mostly due to the acquisition of Innicor Subsurface Technologies Inc. in late May 2008. Excluding the effect of the Innicor acquisition, Completion Tools revenue increased 41%, benefiting mostly from project-related sales in Latin America. The decline in revenue from the previous quarter for Completion Fluids was due to lower activity levels in the Gulf of Mexico during the quarter, which was largely attributable to interrupted operations due to hurricanes and tropical storms.

Year over year Completion Tools also benefited from the Innicor acquisition. Excluding Innicor, Completion Tools revenue increased 41% year over year, primarily as a result of increased international sales. Chemical Services revenue increased 31% year over year, due to increased U.S. activity and capillary work. Tubular Services improved 16% from the prior year quarter, benefiting from increased activity in Asia Pacific and Latin America.

The Oilfield Services Group operating income margin for the quarter was 20%, up from 19% in the previous quarter and down from 23% in the prior year's fourth quarter.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the September 2008 quarter compared to the June 2008 quarter and the September 2007 quarter. The information presented is based on our combined service and product line offering by geographic region.

Region	Sequential	Year Over Year
U.S.	6%	16%
Canada	131%	29%
Total	16%	18%
Latin America	20%	25%
Europe/Africa	2%	6%
Russia	3%	84%
Middle East	16%	22%
Asia Pacific	15%	27%
Total	15%	20%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the conference call mentioned below will be posted on our website as soon thereafter as practicable.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 9:00 a.m. Central Time.

To participate in the conference call, please call 913-312-1446 ten minutes prior to the conference call start time and give the conference code number 9688354. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719-457-0820 and the replay entry code is 9688354. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, potential adverse results from our SEC and DOJ investigations, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping, well completion, production enhancement and pipeline services to the petroleum industry.

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)